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                                                                    EXHIBIT 99.1

An Open Letter to Stockholders:

In an article that appeared in the August 11, 2002, New York Times, it was asserted that America First Mortgage Investments, Inc. ("MFA") "paid out more than they took in during the last fiscal year," but that "America First's cash flow appears to be ahead of its payments for the first six months of the year." In fact, through the fiscal year ended 2001 and the first six months of 2002, MFA's cash flow generated from operations has been in excess of its total distributions to stockholders. However, as previously disclosed, MFA's reported income for GAAP purposes (which does not impact our taxable income) was negatively impacted in the fourth quarter of 2001 and the first quarter of 2002 by certain noncash adjustments relating to the acquisition of our external advisor and asset impairment charges on certain of our investments in corporate bonds, which at June 30, 2002, represented less than 1% of MFA's total assets.

As a real estate investment trust, MFA is required under the Internal Revenue Code of 1986, as amended, to distribute at least 90% of its taxable income on an annual basis to its stockholders. Accordingly, through the fiscal year ended 2001 and the first six months of 2002, MFA's total distributions to stockholders were on target with its taxable income.

As a result of MFA's strong financial performance in 2002, we supplemented for the first two quarters our regular quarterly dividend of $0.28 per share with an additional special dividend of $0.02 per share, raising the total quarterly dividend to $0.30 per share. Our recently reported second quarter results demonstrate the conservative nature of our dividend policy. For the quarter ended June 30, 2002, MFA's net income per share was $0.37, which exceeded its total dividend per share of $0.30.

Based on the closing price of $8.65 of MFA's Common Stock on the New York Stock Exchange on August 9, 2002, MFA's second quarter dividend rate of $0.30 per share, which includes the special dividend of $0.02, represents an annualized yield of 13.8%. MFA's fundamentals remain solid and we are optimistic about continuing to achieve strong results in 2002.

MFA's objective is to generate a high level of income while maintaining asset quality and protecting principal invested in its portfolio of high-quality adjustable-rate mortgage-backed securities and other assets. At June 30, 2002, MFA had total assets on its balance sheet of approximately $3.5 billion. As of that date, approximately 99% of these assets consisted of mortgage-backed securities guaranteed by an agency of the United States government, such as Ginnie Mae, Fannie Mae or Freddie Mac, other securities rated AAA by Standard & Poors Corporation and cash.

I am hopeful that this letter addresses any questions regarding MFA that stockholders may have had as a result of this article.

Yours truly,

Stewart Zimmerman
President and CEO


Information contained in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the securities Exchange Act of 1934, as amended, relating to, without limitation, MFA's future performance, plans and objectives, future operations and projections of revenue and other financial items. These forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.